Exhibit 10.2

[ISO]

SCBT FINANCIAL CORPORATION

STOCK OPTION AGREEMENT

THIS AGREEMENT, made effective as of the Grant Date (defined in Section 1), by and between SCBT Financial Corporation (“Corporation”), a South Carolina corporation with its principal offices located in Columbia, South Carolina, and (“Participant”).

WITNESSETH:

WHEREAS, the Corporation has adopted the SCBT Financial Omnibus Stock and Performance Plan (the “Plan”) and all capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan; and

WHEREAS, the Committee under the Plan has determined that the Participant shall be granted certain options under the Plan as an incentive to continue his or her performance as an employee of the Corporation and/or its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.             Grant of Option.  The Corporation has granted to the Participant an option (“Option”) to purchase [      ] shares of the Common Stock of the Corporation, upon the terms and conditions set forth below and in the Plan.  The date of such grant is [INSERT DATE] (the “Grant Date”).  The Option shall be an Incentive Stock Option.  To the extent that the Option exceeds the limitation described in Section 6.3 of the Plan, the portion of the Option in excess of such limit shall be treated as a Non-Qualified Stock Option.

2.             Option Exercise Price.  The Option shall be exercisable at a price of                        and       /100 Dollars ($        ) per share, which price is not less than the Fair Market Value of a share of Common Stock of the Corporation on the Grant Date.(1)

3.             Terms of Purchase.  Purchase of any shares pursuant to the Participant’s exercise of the Option (to the extent vested) shall be made in accordance with Section 6.6 of the Plan (including, without limitation, by a payment in the form of already owned unrestricted shares of Common Stock as contemplated by Section 6.6(a) of the Plan and by other methods permitted by the Committee at the time of such purchase, as evidenced by the form provided for notice of exercise) and, to the extent the Corporation determines, share certificates shall be issued subject to a legend or restriction as applicable as the Company deems appropriate for legal compliance.

4.             Period of Option.  The Option shall expire on the tenth(2) anniversary of the date of grant and shall be exercisable over the period described below.

(1)  ISOs granted to 10% owners use 110% of FMV as Option price.

(2)  ISOs granted to 10% owners expiration on the fifth anniversary.

5.             Vesting and Expiration

(i)            Annual Vesting.  Subject to Section 5(c) of this Agreement, the Option shall vest and become exercisable, subject to continued employment, in                installments with                      percent (      %) of the Option vesting on [each of the first              anniversaries of the Grant Date] (each, a “Vesting Date”).  If the Participant’s employment with the Corporation terminates for any reason prior to a Vesting Date, the unvested portion of the Option shall immediately be forfeited for no consideration.

(ii)           Latest Date of Exercise.  The Option shall expire, and in no event shall any shares be available for purchase hereunder, upon the earliest to occur of (i) the tenth anniversary of the Grant Date, (ii) the date that is three (3) months following the Participant’s termination of employment for any reason other than due to death, Disability (as defined below) or Retirement (as defined below), (iii) the second anniversary of the date of termination of the Participant’s employment due to death or (iv) the fifth anniversary of the  date of termination of the Participant’s employment due to Retirement or Disability; provided, that any exercise under (iii) or (iv) above that is made after the first anniversary of the date of the Participant’s death, Disability or Retirement will disqualify the Option from Incentive Stock Option treatment and for any exercise after such anniversary, the Option shall be treated as a Non-Qualified Stock Option.

(iii)          Change of Control.

(i)                                     As set forth in Section 14.4 of the Plan, the Option shall become exercisable immediately prior to the consummation of a Change of Control.

(ii)                                  If a Change of Control occurs after the Grant Date and if the Participant is entitled under any agreement or arrangement to receive compensation that would constitute a parachute payment (including the acceleration of vesting rights under this Agreement and any other stock option agreement with the Corporation) within the meaning of Code Section 280G (the “Parachute Payments”), the acceleration of any vesting under this Section 5(c) shall be cancelled to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to the Participant that are contingent on a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation (the “CIC Payments”) not to exceed 2.99 times the Base Amount, all within the meaning of Code Section 280G.  Such cancellation of vesting shall be made before any reduction in non-equity grants and before any cancellation of vesting for any other types of equity grants (such as restricted stock and/or restricted stock units) and before cancellation of any vesting for any stock option agreement with a grant date before the Grant Date and, in all cases, (i) if and to the extent not already provided, accelerated, granted or paid, as applicable, on account of other CIC Payments prior to the date of such cancellation, (ii) only to the least extent necessary so that no portion of the CIC Payments after such cancellation or reduction thereof shall be subject to the excise tax imposed by Code Section 4999, and (iii) in a manner that results in the best economic benefit to the Participant.  Notwithstanding the foregoing, if the Participant is a party to an employment or other agreement with the Corporation, or is a participant in a severance program sponsored by the Corporation, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision) that apply to this Agreement, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to this Agreement (for example, and without limitation, the Participant may be a party to an employment agreement with the Corporation that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a Change of Control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to this Agreement).

(i)            Definitions.  For the purposes of this Agreement:

(i)                                     “Retirement” means a Participant’s termination of employment, other than for Cause, with the Corporation after attaining age fifty five (55) and being employed by the Corporation for no less than ten (10) years.

(ii)                                  “Cause” has the same meaning as “cause” where defined in the Participant’s employment agreement, if any, with the Corporation or Participating Employer or, in the absence of an employment agreement or definition of “cause” in such agreement, “cause” as determined by the Committee in its discretion and solely for purposes of this Plan

(iii)                               “Disability” means that the Participant has met the definition of “Disability” under the Corporation’s Group Long Term Disability Insurance and has qualified to commence a disability benefit under such insurance.

6.             Nontransferability.  The Option is not transferable by the Participant, in whole or in part, to any person, except by will or by any applicable law of descent and distribution.  The Option shall not be exercisable, in whole or in part, during the lifetime of the Participant by any person other than the Participant.

7.             Construction.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of South Carolina without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of South Carolina.

8.             No Contract of Employment.  Neither this Agreement nor the Plan shall be construed to constitute an agreement or understanding, expressed or implied, on the part of the Corporation or any subsidiary to employ the Participant for any specified period and shall not confer upon the Participant the right to continue in the employment of the Corporation or any subsidiary, nor affect any right which the Corporation or any subsidiary may have to terminate the employment of the Participant.

9.             Withholding.  As a condition to the issuance of shares pursuant to any exercise of this Option, the Participant authorizes the Corporation and its subsidiaries to withhold, in accordance with applicable law from any cash compensation payable to the Participant, any taxes required to be withheld as a result of such exercise or later disposition of stock.

10.          Legal Restrictions.  This Option may not be exercised if the issuance of shares pursuant to such exercise would constitute a violation of applicable federal or state securities or other law or regulation.  The person exercising the Option, as a condition to such exercise, shall represent to Corporation that the shares acquired thereby are being acquired for investment and not with a present view to distribution or resale, unless counsel for the Corporation is then of the opinion that such representation is not required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency.

11.          Conflicts and Interpretation.  In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to him or her and agrees to be bound by all the terms and provisions thereof.  The Participant and the Corporation each acknowledges that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.

12.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Participant and his heirs, and shall be binding upon the Corporation and its successors and assigns.

13.          Severability.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.          Amendment.  The Corporation may modify, amend or waive the terms of the Option award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Participant without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. Notwithstanding the foregoing, the Corporation reserves the right to amend the terms of this Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code or to comply with any requirements under the Corporation’s “clawback” policy regarding incentive compensation that may be adopted by the Corporation and in effect at any time after the date of this Agreement, or such “clawback” requirements under the Sarbanes—Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act to which the Corporation may be subject.

IN WITNESS WHEREOF, the Corporation, by its authorized representative, and the Participant do hereby affix their signatures as of the date first written above.

SCBT FINANCIAL CORPORATION

By:
Name:
Title:

Participant